News
Exhibit 99.1
PARKER DRILLING PROVIDES REPORT ON GULF OF MEXICO BARGE RIG FLEET
HOUSTON, March 18 /PRNewswire-FirstCall/ — Parker Drilling Company (NYSE: PKD) today announced that it has posted a report on the Company’s Gulf of Mexico barge rig fleet updating rig status and contract information as of February, 2009. The Company expects to update this report monthly. The report is intended to provide analysts and investors with information about activity in Parker’s U.S. Barge Drilling segment.
The report “Gulf of Mexico Barge Rig Fleet” is available through the Company’s Web site at www.parkerdrilling.com. The report can be accessed by selecting the “Rig Fleet Status Report” link under the Investor Relations section of the site. To be notified of rig fleet status report updates, subscribe to the “Rig Fleet Status Report Alert” in the Information Request link at the Investor Relations section of the site.
Parker Drilling Company (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the worldwide energy industry. Parker operates 29 land rigs in strategic international markets and 17 offshore barge rigs, primarily in the coastal waters of the U.S. Gulf of Mexico. The Company’s Quail Tools division rents premium equipment to operators in active land and offshore markets in North America. Founded in 1934, Parker has set numerous world records for deep and extended-reach drilling and is an industry leader in safety performance. More information about Parker Drilling can be found at http://www.parkerdrilling.com.
SOURCE Parker Drilling Company
CONTACT: Investors, Richard Bajenski, +1-281-406-2030, or Media, Rose
Maltby, +1-281-406-2212, both of Parker Drilling Company